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                                                                      Exhibit 77

            JOINT PRESS RELEASE PIRELLI & C. S.P.A., EDIZIONE FINANCE INTERNATIONAL S.A., EDIZIONE HOLDING S.P.A., HOPA S.P.A.

              OLIMPIA: PIRELLI, EDIZIONE FINANCE INTERNATIONAL AND
               EDIZIONE HOLDING WILL ACQUIRE HOPA'S STAKE FOR 622
                                  MILLION EUROS

        IN TURN, HOPA WILL PAY OLIMPIA 86 MILLION EUROS FOR ACQUIRING THE
            APPROXIMATELY 20% OF HOLINVEST. BOTH TRANSACTIONS WILL BE
                              FINALIZED ON 12 JULY

Milan, Brescia, 4 July 2006 - Pirelli & C. S.p.A., Edizione Finance International S.A. and Edizione Holding S.p.A. together with Hopa S.p.A. announce that they have reached full agreement on all aspects of the so called cash settlement for shareholdings in Olimpia S.p.A. and in Holinvest S.p.A., following the dissolution of the shareholder agreements in force between the above mentioned companies.

This agreement foresees:

-- the acquisition by Pirelli & C. S.p.A., Edizione Finance International S.A. and Edizione Holding S.p.A. of all the shares of Olimpia S.p.A. (equal to 16% of capital) owned by Hopa S.p.A. for a cash payment of
      (euro)622 million to be paid on 12 July 2006;

-- the acquisition by Hopa S.p.A. of all the shares of Holinvest S.p.A. owned by Olimpia S.p.A. (equal to 19.999% of capital) for a cash payment of
      (euro)86 million to be paid on 12 July 2006;

Holinvest S.p.A. owns 492,697,862 shares of Telecom Italia S.p.A., equal to approximately 3.68% of ordinary share capital.

According to the agreement, n. 320,253,610 of the Telecom Italia S.p.A. shares held by Holinvest (equal to 65% of the total number of shares held) will be the object of a two-year pre-emption pact in favour of Olimpia. The agreement also states that Holinvest can not make any new acquisitions of Telecom Italia shares without the prior agreement of the counterpart for the same period.

Advisor for Pirelli & C. S.p.A.: Syn&rgetica of Bruno Ermolli - Advisor for Hopa
S.p.A.: Studio Poli e Associati.